Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, 2021 Equity Incentive Plan, and 2021 Employee Stock Purchase Plan of Reneo Pharmaceuticals, Inc. of our report dated March 19, 2021 (except for the last paragraph of Note 1, as to which the date is April 5, 2021), with respect to the consolidated financial statements of Reneo Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-254534), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 8, 2021